Exhibit 99.1

HERSHA HOSPITALITY ANNOUNCES
THIRD QUARTER 2006 EARNINGS

************ Highlights ************
- Adjusted FFO Rose 33% to $0.40 Per Diluted Share -
- Consolidated RevPAR Improved 10.2% -
- Consolidated EBITDA Increased 76.3% -
- Consolidated EBITDA Margin Expansion of 256 basis points -

PHILADELPHIA, PA--(Business Wire)—November 7, 2006--Hersha Hospitality Trust (AMEX: HT), a real estate investment trust (REIT) that owns interests in 63 nationally franchised, upper-upscale, upscale and midscale limited service and extended stay hotels, today announced earnings for the third quarter 2006.

Adjusted Funds from Operations (AFFO) for the third quarter 2006 increased to $0.40 per common share and unit from $0.30 in the same quarter of 2005. Net income applicable to common shareholders was $4.6 million, or $0.16 per common share compared to net income of $1.7 million, or $0.09 per common share in third quarter 2005. The increase in net income on a year-over-year basis is primarily due to improved performance of our portfolio and acquisitions that have increased the scale of our operations. Net income was offset by higher depreciation and amortization charges from growth in the Company’s portfolio.

Mr. Jay H. Shah, Chief Executive Officer, noted, “We continue to report robust growth in AFFO due to our dual strategy of growing the number of the hotels in our portfolio through selective acquisitions and driving internal growth through increased rate and occupancy throughout our portfolio. We took delivery of another brand new upscale hotel this quarter and closed on the acquisition of three other hotels in September, which we expect to serve as a source of growth going forward. Our stabilized hotels performed strongly during the quarter due largely to their locations in high barrier to entry urban markets and solid first-ring suburban office markets, providing us the ability to leverage our high occupancies to drive improved profitability through increased average daily rate.”

Financial Highlights for the Third Quarter 2006

For the three-month period ended September 30, 2006, consolidated total hotel operating revenues increased 65.4% to $40.7 million from $24.6 million in the third quarter 2005 driven primarily by hotel acquisitions and growth in room revenues. RevPAR for the Company’s consolidated hotels (47 hotels) increased 10.2% on a year-over-year basis to $94.31 driven by a 7.6% increase in ADR to $117.94 and a 2.4% improvement in occupancy to 79.97%. The Company ended the quarter with 49 consolidated hotels. Due to the timing of the purchase of the Courtyard Alexandria and the buyout of the Company’s partner’s interest in the Hampton Inn Chelsea, which occurred on September 29, 2006, only 47 hotels contributed to the Company’s consolidated operational results for the quarter.

(1)

Gross operating profit (GOP) margins for the Company’s consolidated hotels increased to 47.9% from 46.5%, as compared to the year ago quarter. GOP margins improved as a result of stronger top-line performance, more-rate based growth and the continued ramp-up of our relatively young portfolio. Total EBITDA for consolidated hotels increased 76.3% to $16.4 million for the third quarter 2006. EBITDA margins for the quarter increased 256 basis points from 37.8% to 40.3% for the Company’s consolidated hotels portfolio.

On a same-store basis (30 hotels of 63 hotels), RevPAR for the third quarter 2006 increased 8.5% on a year-over-year basis to $97.61 driven by a 6.1% increase in ADR to $123.33 and a 2.3% improvement in occupancy to 79.15%. Same-store EBITDA for the third quarter 2006 increased 11.5% to $12.6 million due to the increase in revenue, offset somewhat by higher utility costs, repairs and maintenance, accounting fees and payroll and benefits costs. The Company anticipates that its same-store results will be more similar to its consolidated results in the future, as more of the Company’s hotels become owned for greater than one year.

Other Third Quarter 2006 Highlights

❖
In July, the Company closed on the purchase of the 96-suite Residence Inn in Norwood, Massachusetts for $15.1 million, including the issuance of 425,486 operating partnership units. This is a brand new hotel and was opened at the end of July.

❖
In July, Hersha also leased a land parcel in New York City near Times Square to a hotel developer as a part of its development loan program. As a condition of the lease, Hersha receives a right of first refusal to purchase the hotel that is developed on the site.

❖
In September, the Company closed on the acquisition of three hotels, separately, including the 203-room Courtyard by Marriott in Alexandria, Virginia situated in the Washington, D.C. metro area and two Long Island New York hotels, the 161-room Hampton Inn in Brookhaven and the 133-room Holiday Inn Express in Hauppauge for a combined purchase price of $74.5 million.

❖
In September, Hersha finalized its purchase of the remaining two-thirds interest in the joint venture that owns its 144-room Hampton Inn Manhattan-Chelsea from its joint venture partner, CNL Hotels & Resorts, Inc (“CNL”). This was the Company’s first joint venture and demonstrates the Company’s ability to access its joint ventures as a future source of acquisitions.

❖
In September, the Company sold 4.34 million common shares at $9.75 per share raising net proceeds of approximately $40 million. The net proceeds of the offering were used to repay outstanding indebtedness under its revolving credit line, and to fund the purchases of the Hampton Inn Chelsea and the Courtyard Alexandria, VA. The offering proceeds were fully deployed by the end of the quarter. At September 30, 2006, the Company’s diluted common shares and partnership units outstanding were a combined 36.2 million.

(2)

The Company’s four hotel acquisitions for the third quarter 2006 and year-to-date total of 17 are detailed in the supplemental schedule at the end of this release and posted to the news release section of the Company’s web site.

Financial Highlights for the Nine-month Period Ended September 30, 2006

For the nine-month period ended September 30, 2006, consolidated hotel operating revenues increased 88.3% to $102.8 million from $54.6 million in the third quarter 2005 driven primarily by hotel acquisitions and growth in same store room revenues. RevPAR for the Company’s consolidated hotels (47 hotels) increased 12.1% on a year-over-year basis to $83.45 driven by an 8.7% increase in ADR to $111.53 and a 3.1% improvement in occupancy to 74.8%.

Gross operating profit margins increased to 45.2% from 43.5% in the year ago quarter. Total EBITDA for consolidated hotels increased 102.1% to $38.0 million for the nine-month period ended September 30, 2006. EBITDA margins for the nine-month period increased 269 basis points from approximately 34.3% to 37.0% for the Company’s consolidated hotels.

On a same-store basis (21 of 63 hotels), RevPAR for the nine-month period ended September 30, 2006 increased 7.0% on a year-over-year basis to $84.21 driven by a 4.9% increase in ADR to $111.69 and a 2.0% improvement in occupancy to 75.4%. Same-store EBITDA for the nine-month period ended September 30, 2006 increased 10.9% to $19.4 million due to the increase in revenue, offset somewhat by higher utility costs, repairs and maintenance, accounting fees and payroll and benefits costs.

Balance Sheet

At September 30, 2006, Hersha Hospitality Trust had approximately $460 million of total debt outstanding, which included approximately $51.5 million of Trust Preferred Securities and $10.2 million of long-term debt on assets held for sale. Fixed rate debt, including variable rate debt fixed by interest rate swaps, amounted to approximately 91.7% of total debt. The weighted average interest rate on all this fixed rate debt was approximately 6.47% during the third quarter, as compared to 6.55% for the second quarter 2006. The weighted average life to maturity of the Company’s debt was 10.0 years.

Dividend

For the third quarter 2006, Hersha Hospitality Trust declared cash common share and limited partnership unit dividends of $0.18 per common share and unit. The Company’s common dividend represents the 30th consecutive quarterly dividend at this amount since the Company’s 1999 initial public offering. The common dividend represents a yield of approximately 6.6% based upon the closing price of Hersha Hospitality Trust stock on November 6, 2006. The Board of Trustees also declared a cash dividend of $0.50 per Series A Preferred Share.

(3)

Subsequent Event

❖
In October, the Company signed definitive agreements for the sale of its four hotels located in the Atlanta, Georgia metro area for an aggregate price of $18.1 million. The sale of these four properties is expected to be completed by the end of the fourth quarter 2006.

Outlook for 2006

Assuming a continued strong U.S. economy and limited supply growth, the Company anticipates that its current portfolio, including the acquisitions completed to date, will lead to another year of growth in AFFO.

The Company is updating its previously issued guidance for net income available to common shareholders for the full year ended December 31, 2006, which is forecasted to be in the range of $0.5 million to $1.0 million, or $0.02 to $0.04 per weighted average diluted share outstanding. The Company now expects AFFO to be in the range of $0.99 to $1.01 per diluted share for the full year ended December 31, 2006.

The Company’s expectations for net income available to common shareholders, net income available to common shareholders per weighted average diluted share outstanding and AFFO per diluted share is based upon the Company achieving RevPAR growth of 8% to 10%, as compared to the full year 2005, across the Company’s consolidated portfolio, which is also unchanged from the Company’s previous report in its second quarter 2006 earnings release.

Third Quarter 2006 Earnings Conference Call

The Company will host a conference call to discuss its third quarter 2006 financial results, today, November 7, 2006 at 10:00 AM Eastern time. Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, and Mr. Ashish Parikh, Chief Financial Officer.

The conference call can be accessed by dialing (888) 802-2225 or for international participants (913) 312-1268. A replay of the call will be available from 1:00 PM Eastern time on November 7, 2006, through Midnight on November 14, 2006. The replay can be accessed by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 2776496.

(4)

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)
	(UNAUDITED)
	September 30, 2006	December 31, 2005
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$642,459	$317,980
Investment in Joint Ventures	51,985	55,981
Development Loan Receivables	34,516	32,450
Cash and Cash Equivalents	16,273	8,780
Escrow Deposits	11,902	7,329
Hotel Accounts Receivable, net	6,437	2,211
Deferred Costs, net of Accumulated Amortization of $1,417 and $1,437	6,777	4,131
Due from Related Parties	6,767	2,799
Intangible Assets, net of Accumulated Amortization of $574 and $478	5,569	4,681
Other Assets	9,824	15,606
Hotel Assets Held for Sale	17,160	3,407

Total Assets	$809,669	$455,355

Liabilities and Shareholders’ Equity:
Line of Credit	$37,768	$-
Mortgages and Notes Payable	449,808	256,146
Accounts Payable, Accrued Expenses and Other Liabilities	14,648	7,099
Dividends and Distributions Payable	7,494	5,151
Due to Related Parties	7,420	4,655
Liabilities Related to Hotel Assets Held for Sale	10,201	375

Total Liabilities	$527,339	273,426

Minority Interests:
Common Units	29,697	15,147
Interest in Consolidated Joint Ventures	2,963	2,079

Total Minority Interests	$32,660	$17,226

Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 10,000,000 Shares Authorized, 2,400,000 Shares Issued and Outstanding at September 30, 2006 and December 31, 2005 (Aggregate Liquidation Preference $60,000 at September 30, 2006 and December 31, 2005, Respectively)	24	24
Common Shares - Class A, $.01 Par Value, 50,000,000 Shares Authorized, 32,391,287 and 20,302,752 Shares Issued and Outstanding at September 30, 2006 and December 31, 2005, Respectively	324	203
Common Shares - Class B, $.01 Par Value, 50,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Income	356	327
Additional Paid-in Capital	290,801	193,228
Distributions in Excess of Net Income	(41,835)	(29,079)

Total Shareholders' Equity	249,670	164,703

Total Liabilities and Shareholders’ Equity	$809,669	$455,355

(5)

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenue:
Hotel Operating Revenues	$40,733	$24,573	$102,817	$54,643
Hotel Lease Revenue	137	-	137	-
Total Revenues	40,870	24,573	102,954	54,643

Expenses:
Hotel Operating Expenses	22,627	14,034	59,977	32,987
Land Lease	222	108	600	325
Real Estate and Personal Property Taxes and Property Insurance	1,672	1,153	4,619	2,764
General and Administrative	1,350	1,096	4,326	3,209
Depreciation and Amortization	5,256	2,853	13,661	6,605
Total Operating Expenses	31,127	19,244	83,183	45,890

Operating Income	9,743	5,329	19,771	8,753

Interest Income	443	156	923	257
Interest Income - Development Loans	839	1,163	1,562	3,074
Other Revenue	228	121	652	380
Land Lease Revenue	408	-	408	-
Interest Expense	6,965	4,284	18,506	8,543
Debt Extinguishment	-	-	1,163	-
Income before income from Unconsolidated Joint Venture Investments, Minority Interests and Discontinued Operations	4,696	2,485	3,647	3,921

Income from Unconsolidated Joint Venture Investments	1,773	522	1,432	850

Income before Minority Interests and Discontinued Operations	6,469	3,007	5,079	4,771

Income allocated to Minority Interests in Continuing Operations	868	370	543	526
Income from Continuing Operations	5,601	2,637	4,536	4,245

Discontinued Operations (Note 12):
Gain on Disposition of Hotel Properties	-	-	436	1,161
Income (Loss) from Discontinued Operations	179	(176)	300	(171)
Income from Discontinued Operations	179	(176)	736	990

Net Income	5,780	2,461	5,272	5,235
Distributions to Series A Preferred Shares	1,200	720	3,600	720

Net Income applicable to Common Shareholders	$4,580	$1,741	$1,672	$4,515

(6)

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)
	Three Months Ended				Nine Months Ended
	September 30, 2006		September 30, 2005		September 30, 2006		September 30, 2005
Earnings Per Share:
BASIC
Income from continuing operations applicable to common shareholders	$0.15		$0.10		$0.04		$0.17
Income from Discontinued Operations	$0.01		$(0.01)		$0.03		$0.05

Net Income applicable to common shareholders	$0.16		$0.09		$0.07		$0.22

DILUTED
Income from continuing operations applicable to common shareholders	$0.15	*	$0.10	*	$0.04	*	$0.17	*
Income from Discontinued Operations	$0.01	*	$(0.01)	*	$0.03	*	$0.05	*

Net Income applicable to common shareholders	$0.16	*	$0.09	*	$0.07	*	$0.22	*

Weighted Average Common Shares Outstanding:
Basic	28,413,553		20,293,827		24,760,185		20,292,737
Diluted	28,556,303	*	20,364,827	*	24,863,249	*	20,324,466	*

(*) -
Income allocated to minority interest in the Partnership have been omitted from the numerator and Partnership units have been omitted from the denominator for the purpose of computing diluted earnings per share for the nine months ended September 30, 2006 since the effect of including these amounts in the numerator and denominator would have no impact.

(7)

FFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back depreciation related to discontinued operations;
•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

(8)

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (FFO)
(in thousands, except shares and per share data)
	Three Months Ending		Nine Months Ending
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Net income applicable to common shares	$4,580	$1,741	$1,672	$4,515
Income allocated to minority interest	868	370	543	526
Income (loss) of discontinued operations allocated to minority interest	24	(24)	42	(24)
(Income) from unconsolidated joint ventures	(1,773)	(522)	(1,432)	(850)
Gain on sale of assets	-	-	(436)	(1,161)
Depreciation and amortization	5,256	2,853	13,661	6,605
FFO related to the minority interests in consolidated joint ventures	(11)	(81)	(324)	(296)
Funds from consolidated hotel operations applicable to common shares and partnership units	8,944	4,337	13,726	9,315

Income from Unconsolidated Joint Ventures	1,773	522	1,432	850
Add:
Depreciation and amortization of purchase price in excess of historical cost	448	159	1,369	159
Interest in depreciation and amortization of unconsolidated joint venture	1,409	1,502	3,982	2,018
Funds from unconsolidated joint ventures operations applicable to common shares and partnership units	3,630	2,183	6,783	3,027

Funds from Operations applicable to common shares and partnership units	12,574	6,520	20,509	12,342

Add:
Depreciation from discontinued operations	-	300	259	922
Amortization of deferred financing costs	239	171	614	342
Deferred financing costs written off in debt extinguisment	-	-	1,163	-
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguisment	-	-	207	-
Amortization of ground lease expense	68	58	197	174

Adjusted Funds from Operations applicable to common shares and partnership units	$12,881	$7,049	$22,949	$13,780

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.40	$0.30	$0.81	$0.59

Diluted Weighted Average Common Shares and Units Outstanding	32,280,729	23,207,264	28,322,839	23,166,903

(9)

HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) - 2006 FORECAST RECONCILIATION
(in thousands, except shares and per share data)
	Low	High
	Twelve Months Ending
	12/31/2006	12/31/2006

Net Income applicable to common shares	$500	$1,000
Less:
(Income) from Unconsolidated Joint Ventures	(500)	(900)
Add:
Depreciation and amortization	20,000	20,000
Funds from Consolidated Hotel Operations	20,000	20,100

Income from Unconsolidated Joint Ventures	500	900
Add:
Depreciation and amortization	7,000	7,000
Funds from Unconsolidated Joint Ventures Operations	7,500	7,900

Funds from Operations	27,500	28,000

Add:
Income allocated to minority interest in our operating partnership	45	90
Amortization of deferred financing costs	850	850
Deferred financing costs written off in debt extinguishment	1,163	1,163
Interest in deferred financing costs written off in unconsolidated jv debt extinguishment	207	207
Amortization of ground lease expense	275	275

Adjusted Funds from Operations	$30,040	$30,585

Diluted Weighted Average Common Shares and Units Outstanding	30,310,000	30,310,000
Adjusted FFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.99	$1.01

(10)

EBITDA and GAAP Reconciliation

Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Management believes EBITDA to be a meaningful measure of a REIT's performance and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
EBITDA
(in thousands, except shares and per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Net Income applicable to common shares	$4,580	$1,741	$1,672	$4,515
Less:
Income from Unconsolidated Joint Ventures	(1,773)	(522)	(1,432)	(850)
Interest income	(443)	(156)	(923)	(257)
Add:
Income allocated to minority interest in common units	789	369	573	432
Income (Loss) allocated to minority interest for discontinued operations and gain on disposition of hotel properties	24	(24)	103	139
Interest expense	6,965	4,284	18,506	8,543
Deferred financing costs written off in debt extinguisment	-	-	1,163	-
Distributions to Series A Preferred Shareholders	1,200	720	3,600	720
Depreciation and amortization from continuing operations	5,256	2,853	13,661	6,605
Depreciation from discontinued operations	-	300	259	922
Amortization of ground lease expense	68	58	197	174

EBITDA from consolidated hotel operations	16,666	9,623	37,379	20,943

Income (Loss) from Unconsolidated Joint Ventures	1,773	522	1,432	850
Add:
Interest expense	2,489	1,755	8,817	1,274
Deferred financing costs written off in debt extinguisment	-	-	207	-
Depreciation and amortization of purchase price in excess of historical cost	448	159	1,369	159
Interest in depreciation and amortization of unconsolidated joint venture	1,409	1,502	3,982	2,018

EBITDA from unconsolidated joint venture operations	6,119	3,938	15,807	4,301

EBITDA	$22,785	$13,561	$53,186	$25,244

(11)

Supplemental Schedules

The company has included supplemental schedules as an addendum to this press release in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust that owns interests in 63 high quality, upper-upscale, upscale and midscale limited service and extended-stay hotel properties with 7,940 rooms located in high barrier to entry markets primarily from Metro Boston, Massachusetts to Metro Washington, DC with strong, national franchise affiliations. The Company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets. More information on the Company is available on the Company's web site at www.hersha.com.

Forward-Looking Statement:
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.

Contact:

Investors
Ashish Parikh
Chief Financial Officer
215-238-1046

(12)